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                                                                     EXHIBIT 5.1



                                              March 23, 1999



Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by Oracle Corporation (the "Company") on or about March 23, 1999 and to be filed with the Securities and Exchange Commission on March 23, 1999 in connection with the registration under the Securities Act of 1933, as amended, of 45,000,000 shares (the "Plan Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), reserved for issuance pursuant to the Company's 1992 Employee Stock Purchase Plan, as amended (the "Plan").

     As counsel for the Company, we have examined the proceedings and such other documents as we have deemed necessary to examine relating to the issuance of the Plan Shares. It is our opinion that the Plan Shares, when subsequently issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.


                                             Sincerely,

                                             /s/ VENTURE LAW GROUP